EX-1(A)9(c)
EXECUTION COPY

COINSURANCE AGREEMENT

BY AND BETWEEN

VALLEY FORGE LIFE INSURANCE COMPANY

AND

PHL VARIABLE INSURANCE COMPANY

DATED

July 23, 2002

C:\NrPortbl\WO\JRAWERT\110682_10.DOC

SCHEDULES

Schedule 5.03                                Reserves and Contracts In Force by Plan Code

C:\NrPortbl\WO\JRAWERT\110682_10.DOC

EXHIBITS

Exhibit A                                Definitions
Exhibit B                                Policy Forms
Exhibit C                                Separate Accounts
Exhibit D                                Tax Election

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EXECUTION COPY

COINSURANCE AGREEMENT

THIS COINSURANCE AGREEMENT (this "Agreement"), dated as of July 23, 2002 (the "Closing Date"), is made by and between VALLEY FORGE LIFE INSURANCE COMPANY, a Pennsylvania stock insurance company (the "Company"), and PHL VARIABLE INSURANCE COMPANY, a Connecticut stock insurance company (the "Reinsurer").

WITNESSETH:

WHEREAS, the Company and the Reinsurer have entered into that certain Transfer Agreement, dated as of June 21, 2002 (the "Transfer Agreement"), which agreement calls for, among other things, the reinsurance  transactions  described in this Agreement;

WHEREAS, upon the terms and conditions set forth herein, the Company desires to cede, on a coinsurance or modified coinsurance basis (as specified herein), to the Reinsurer the Company's rights, liabilities, and obligations in respect of its variable life insurance and variable annuity products; and

WHEREAS, upon the terms and conditions set forth herein, the Reinsurer desires to reinsure on a coinsurance or modified coinsurance basis all of the rights, liabilities, and obligations in respect of the Company's products referred to above;

NOW, THEREFORE, in consideration of the mutual covenants and promises, and upon the terms and conditions, hereinafter set forth, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.01           Definitions.  Unless otherwise defined herein, capitalized terms used herein shall have the meanings given them in Exhibit A hereto, or as set forth in the Transfer Agreement.

ARTICLE II
BUSINESS REINSURED

2.01           General.  Effective as of 12:01 a.m., Eastern Time, on July l, 2002 (the "Effective Time"),  the Company hereby cedes to and reinsures with the Reinsurer, and the Reinsurer  hereby assumes and reinsures from the Company, on an indemnity reinsurance  basis, 100% of the Policy Liabilities  under any and Policies.  Such indemnity reinsurance shall be based on (i) 100% coinsurance with respect to general account liabilities related to the Policies and (ii) 100% modified coinsurance with respect to Separate Account Liabilities related to the Policies.

2.02           Liability.  From and after the Effective Time, as between the parties, the Reinsurer shall bear and shall have responsibility for paying all Policy Liabilities, including but not limited to liabilities for surrenders, withdrawals, and claims for benefits on or after the Effective Time.  The Reinsurer hereby agrees to pay directly any Policy Liabilities under the Policies on behalf of, and in the name of, the Company; provided, however, that the Reinsurer shall have no direct or indirect obligation itself to insureds, claimants, or beneficiaries under such Policies.

2.03           Defenses.  The Reinsurer accepts, reinsures, and assumes the Policy Liabilities subject to any and all defenses, setoffs, and counterclaims to which the Company would be entitled with respect to the Policy Liabilities, it being expressly  understood and agreed by the parties hereto that no such defenses, setoffs, or counterclaims are or shall be waived by the execution  and delivery of this Agreement or the consummation of the transactions contemplated hereby and that the Reinsurer is and shall be fully subrogated  in and to all such defenses, setoffs, and counterclaims.

2.04           Declaration  of Non-Guaranteed Elements.

(a)
Some of the Policies ceded under this Agreement provide that the Company may in its discretion, from time to time, as provided in the policy or contract, declare interest rates, cost of insurance rates or other non-guaranteed elements that are used to determine policy or contract values, excluding the Fixed Account Options and Crediting Rates referred to in Section 2.06 hereof (subject to such exclusion, the "Non-Guaranteed Elements").  During the Reinsurance Period, the Company agrees to set such Non-Guaranteed Elements to be declared on the Po1icies and the effective dates thereof, taking into account the recommendations of the Reinsurer (whether in response to a change proposed by the Company or at the initiative of the Reinsurer) with respect thereto.  The Company's acceptance and implementation of such recommendations shall not be unreasonably withheld or delayed.  To the extent permitted by Applicable Law, the Company agrees to allow the Reinsurer to notify policyholders and contractholders of such changes and the effective dates thereof.

(b)
 Notwithstanding Section 2.04(a), unless the Company follows the recommendations of the Reinsurer in Section 2.04(a), the Company shall vary Non-Guaranteed Elements under this Agreement only in a manner consistent with the Company's documented procedures in effect on the Effective Time or, in the absence of such documented procedures, in a manner consistent with the historical practices employed by the Company in establishing Non-Guaranteed Elements in respect of the Policies.

2.05           Policy Changes.  The Company agrees that it shall not make any changes after the date of this Agreement in the provisions and conditions of a Policy except with Reinsurer's prior written consent or to the extent that any change to the terms of any Policy is required under Applicable Law.

2.06           Fixed Account Options.

(a)  Subject to the provisions of this Section 2.06, the Company may in its discretion, from time to time, establish fixed account options under "Fixed Account I” with varying durations for certain of the Policies ceded under this Agreement (the "Fixed Account Options") and, subject to the minimum guaranteed interest rate set forth in each such Policy, set the current rates for the Fixed Account Options (the "Crediting Rates'').

(b)  During the Reinsurance Period, the Company agrees to establish the Fixed Account Options and the Crediting Rates and the effective dates thereof only on recommendations of the Reinsurer.  To the extent that Reinsurer's recommendations with respect to (i) the Fixed Account Options  are of the kind and duration offered by the Company prior to the Effective Date, and (ii) the Crediting  Rates are no greater than those being offered  by other insurers under insurance policies similar to the Policies, the Company's acceptance and implementation of such recommendations shall not be unreasonably withheld or delayed.  Otherwise, the Company may reject the recommendation in its sole discretion.

(c)  To the extent permitted by Applicable aw, the Company agrees to allow the Reinsurer to notify policyholders and contractholders of the availability of Fixed Account Options and the Crediting Rates and the effective dates thereof.

(d)  Notwithstanding any other provision of this Agreement to the contrary, in the event that the Company establishes any Fixed Account Option or Crediting  Rate other than (i) on recommendation of the Reinsurer, (ii) as required by Applicable Law, or (iii) as required  by the express terms and conditions of the Policies (including any express terms and conditions of the Policies that operate to establish the applicable Crediting Rates under the Policies), the risks assumed under the Policy relating to such Fixed Account Option may, at the sole option of the Reinsurer and on notice by the Reinsurer to the Company within 30 days of the Reinsurer becoming aware of the availability of such Fixed Account Option or Crediting Rate, be excluded from the Policy Liabilities assumed by the Reinsurer under Section 2.01 of this Agreement and all other provisions of this Agreement shall be appropriately adjusted to take into account to such exclusion.

(e)  In the event that the aggregate account value of fixed account investment options  under the Policies which are invested in the General Account  (including Fixed Account I) (the "Aggregate Account Value") at any time exceeds $20 million, the Reinsurer agrees to secure the Aggregate Account Value, by (i) entering into a trust agreement to establish a trust account  for the benefit of the Company that meets the requirements of a reinsurance trust for reinsurance credit under the Pennsylvania Insurance Code and regulations in an amount equal to or greater than the Aggregate Account Value; (ii) providing to the Company  one or more letters of credit that meet the requirements of reinsurance letters of credit for reinsurance credit under the Pennsylvania Insurance Code and regulations in an amount equal to or greater than the Aggregate Account Value; or (iii) a combination of (i) and (ii); provided that, once the Aggregate Account  Value becomes less than $10 million: (x) the Reinsurer shall be relieved of the security obligation under this Section 2.06(e), (y) the Company  will not draw down on the trust assets or the letter of credit pending termination of the trust or letter of credit, and (z) the Company  will permit release of the trust assets to the Reinsurer; and provided further if the Aggregate Account Value subsequently exceeds $20 million, the Reinsurer shall re-establish a trust account or provide letters of credit as required under this Section 2.06(e).

ARTICLE III
GUARANTY FUND ASSESSMENTS

3.01           Reimbursement of the Company.

(a)
In the event the Company is required to pay any assessment to any insurance guaranty, insolvency, comprehensive health association or other similar fund maintained by any jurisdiction allocable to any insurer insolvency that occurs during the term of this Agreement and on or after the Effective Time, the portion, if any, of such assessment that relates to Policies (the "Related Assessment'') shall be reimbursed by the Reinsurer.  The Reinsurer shall not be obligated to reimburse the Company for any such assessment allocable to any insurer insolvency that occurs at any time prior to the Effective Time.  The Reinsurer shall pay to the Company any Related Assessment which shall have become due, promptly on written demand therefor by the Company, submitted together with documentation evidencing such assessment, its relation to the Policies, and the payment therefor by the Company.  If at any time the Company shall subsequently recover all or part of any such assessment reimbursed by the Reinsurer (e.g., through policy surcharges or through reduction of or credits against premium Taxes as to the Policies), the portion of any such recovery received or otherwise realized by the Company attributable to the Related Assessment shall be reimbursed to the Reinsurer (based upon the total portion of such recovery attributable to Policies).  The Company shall provide the Reinsurer with semi-annual reports of any such recoveries regardless of the form in which received.

(b)           For purposes of Section 3.0l(a), "insolvency" shall mean any of the following:

(i)
An insurer, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, state or foreign law for the relief of debtors, including without limitation any state insolvency or rehabilitation statutes (collectively, "Bankruptcy Laws"):

(A)	commences a voluntary case or proceeding;

(B)	consents to the entry of an order for relief against it in an involuntary case or proceeding;

(C)	consents to the appointment of a custodian of it or for all or for a substantial part of its property;

(D)	makes a general assignment for the benefit of its creditors; or

(E)
fails to contest any involuntary case or proceeding  filed against it within the time period fixed by any applicable rules, and any extensions  granted by the court where such involuntary case or proceeding is pending;

(ii)	A court of competent jurisdiction enters an order or decree under any Bankruptcy Law that remains unstayed and in effect for 60 days and that:

(A)	is for relief against the insurer in an involuntary case or proceeding;

(B)	appoints a custodian of the insurer or a custodian for all or for a substantial part of the property of the insurer; or

(C)	orders the liquidation of the insurer.

ARTICLE IV
TERRITORY; TERM

4.01           Territory. This Agreement shall apply to Policies covering lives and risks wherever resident or situated.

4.02           Term.  Subject to Article IX below, this Agreement shall remain in force and effect until the expiration or termination of all Policy Liabilities in respect of the Policies and until all obligations of both parties hereunder have been discharged in full.

ARTICLE V
RESERVES

5.01           Establishment of General Account Reserves. The Reinsurer shall be responsible for establishing and maintaining the proper general account Statutory Reserves for the Policies as required by state insurance regulatory authorities and Applicable Law.

5.02           Establishment of Separate Account Reserves.

(a)
Policy Account. For each Policy, (i) an amount equal to the account value thereof invested on a variable basis shall be held by the Company  in the Registered Separate Accounts and (ii) an amount equal to the account value thereof invested on a non-variable basis shall be held by the Company  in the Unregistered Separate Account  or transferred  to the Company's General  Account, in each case as required by the relevant  Policy and Applicable Law, and consistent with the practices, policies  and procedures of the Company  as of the Effective Time.  For the avoidance of doubt, in the event that any Policy or any Applicable Law is deemed to require the transfer of additional assets to the Unregistered Separate Account at any time, Reinsurer shall be responsible for transferring its assets to the Unregistered Separate Account to satisfy such requirement.

(b)
Policy Account Reserve.  The total Statutory Reserve liability for each Policy relating to the assets held in the Policy Account pursuant to Section 5.02(a) shall be shown by the Company on its Separate Account balance sheets, consistent with SAP.

5.03           Reserve Reports.  The Reinsurer or its designee shall provide the Company, within 8 Business Days after the end of each calendar quarter, estimated valuation summary reports which shall itemize reserves and Policies in force by plan code, in the format attached as Schedule 5.03 hereto, with the final report to be furnished within 10 Business Days after the end of each calendar quarter.  Such reports shall reflect 100% of any changes in the reserves described in Section 5.01 and 5.02 above which occurred during the accounting  period for which such reports are made.  These reports shall include statutory, Tax and GAAP reserves.

5.04           Reinsurance Reserve Credits.  If the full statutory reinsurance reserve credit contemplated  by this Agreement  is or becomes unavailable to the Company with respect to any jurisdiction  in which it is licensed, the Reinsurer  shall take any and all action necessary,  at the Reinsurer's expense, to make such full statutory  reinsurance reserve credit available to the Company.  In doing so, the Reinsurer shall have the discretion  to utilize any means available in the applicable jurisdiction to make such full statutory  reinsurance reserve credit available to the Company, which may include,  but not be limited to, permitting the Company to withhold  funds, establishing  a reserve trust account or posting a letter of credit.  If a letter of credit is utilized it shall be furnished and maintained  by the Reinsurer,  and at the Reinsurer's sole expense, for the benefit of the Company and be clean, irrevocable and unconditional and otherwise of such nature and amount as to satisfy the requirements of the particular  jurisdiction  for purposes of establishing  full statutory  reinsurance reserve credit for the Company.

In the event that the Reinsurer shall fail or refuse to fulfill any of its obligations under this Agreement relating to the payment of liability, the Company shall be entitled to proceed under the terms and conditions of any letter of credit, trust agreement or any other agreement relating to the same and seize and take possession of the funds represented by the same and apply those funds to reduce the Reinsurer's obligations to the Company.

5.05           Unregistered Separate Account. The Reinsurer shall be responsible for insuring that the Unregistered Separate Account is funded in compliance with the Policies, the Company's past practices and any Applicable Law. Upon expiration  or termination  of all Policy Liabilities with respect to Policies and the discharge in full of all of the Reinsurer's obligations hereunder, the Company shall transfer to the Reinsurer  all of its right, title and interest in and to all assets remaining at such time in the Unregistered Separate Account.

ARTICLE VI
ACCOUNTING AND SETTLEMENT

6.01           Net Daily Adjustment.   With respect to any Business Day, the "Net Daily Adjustment" shall be the amount calculated by comparing:

(a)           the sum of:

(i)	the gross premium collected on all Policies, net of premiums to be allocated to the Separate Accounts pursuant to contract owner instructions;

(ii)	the interest payments and principal repayments on all Policy Loans;

(iii)
the mortality and expense risk, administrative, cost of insurance, and other fees and charges deducted under the Policies and/or from the Separate Accounts (whether through the calculation of unit values or by direct deduction);

(iv)	the payments made to the Company or its broker-dealer under distribution agreements and/or participation agreements;

(v)
the amount of funds transferred  from the Separate Accounts to the General Account in connection  with (a) the payment of Policy benefits, including without limitation  death benefits, full or partial cash surrender benefits, full or partial withdrawal  benefits, maturity benefits, annuity payments, Policy Loan benefits, and premium (or other) refunds, (b) annuitization, or (c) in connection with a transfer to a General Account option under a Policy;

(vi)
the amount of any net gain from any investment  or disinvestment in the Registered Separate Accounts, whenever occurring, having resulted in a value other than the corresponding  value charged or credited under the Policies (i.e., breakage);

(vii)
any other fees, charges, premiums,  costs, recoveries  from reinsurers under the Ceded Reinsurance Agreements  or other amounts, or portion(s) thereof, collected during the preceding Business Day, which would be payable to the General Account of the Company in the absence of the reinsurance  of the Policies effected by this Agreement.

(b)           with the sum of the following:

(i)
the Policy benefits paid, including death benefits, full or partial cash surrender benefits, full or partial withdrawal benefits, maturity benefits, annuity payments,  Policy Loan benefits and premium (or other) refunds;

(ii)
the amount of funds transferred  from the General  Account to the Separate Accounts in connection  with maintaining the Policy Account (including without limitation  transfers to a Separate  Account from a General Account option under a Policy);

(iii)
the amount of any net loss from any investment or disinvestment  in the Registered  Separate  Accounts, whenever occurring, having resulted in a value other than the corresponding value charged or credited under the Policies (i.e., breakage); and

(iv)
any other fees, charges, premiums (including without limitation premiums paid to reinsurers), costs, and other amounts, or portion(s) thereof, payable on such day by the General Account under the terms of the Policies or under the Ceded Reinsurance  Agreements.

If the sum of items in Section 6.0l(a) exceeds the sum of items in Section 6.0l(b) for the preceding  Business Day, then (subject to the provisions of Section 6.03) such excess (to the extent not already paid to or on behalf of the Reinsurer) shall be paid by the Company to the Reinsurer  by wire transfer of immediately available funds before the end of business on the current Business  Day.  Conversely, if the sum of the items in Section 6.0l(b) exceeds the sum of the items in Section  6.0l(a) for the preceding Business Day, then (subject to the provisions of Section 6.03) such excess (to the extent not already paid to or on behalf of the Company) shall be paid by the Reinsurer to the Company by wire transfer of immediately available funds before the end of business on the current Business Day.

6.02           Benefit Payments.  Subject to the provisions of the Administrative Services Agreement, the Reinsurer shall have responsibility and authority for all benefit payment determinations or settlements,  and shall be solely responsible for all expenses  associated  with benefit payment determinations or settlements  pursuant to and in accordance with the Administrative  Services Agreement, dated as of the date of this Agreement,  between the Company  and the Reinsurer, as the same may be amended  from time to time (the "Administrative Services  Agreement").

6.03           Cash  Settlement and Accounting.

(a)
Daily Cash Settlements.   By the end of each Business Day, the Reinsurer shall notify the Company of the payments required the next Business Day under Section 6.01 in the form of a daily statement (the "Daily Statement"). The Reinsurer or the Company, as the case may be, shall make the required payments on such next Business Day by wire transfer of immediately available funds.   Daily Statements may be based upon reasonable approximations. Daily Statements shall be in a form agreed to by the Company and the Reinsurer in writing.

(b)
Monthly Cash Statements and Settlements. By the end of the twentieth Business Day next succeeding the end of each calendar month, the Reinsurer will provide the Company with a statement for the next preceding calendar month (the "Monthly Statement").   Monthly Statements shall be a form agreed to by the Company and the Reinsurer in writing.  The Monthly Statement shall include an itemization of any deficit or surplus attributable to the actual or projected investment performance of Unregistered Separate Account assets, with a reflection of funding by Reinsurer of any deficit amount is required, under the terms of this Agreement, to be funded and not reflected as a payable from the General Account to the Separate Accounts.   The Monthly Statement may also reflect a correction or adjustment of prior Monthly Statements or computations thereto.  The Reinsurer or the Company, as the case may be, will pay by wire transfer of immediately available funds the net amount reflected as due in a Monthly Statement within three Business Days of provision of the Monthly Statement to the Company.   Any further adjustment as may be required shall be made promptly following agreement of the parties or completion of any audit pursuant to Section 6.03(d) below.

(c)
Form of Statements.   All Daily or Monthly Statements provided pursuant to Sections 6.03(a) and 6.03(b) (the "Statements") shall summarize the items to be settled in reasonable detail.  It is intended that the Statements  be transmitted  by facsimile or other similar means of convenient written communication, but, in the event that any Statement  cannot be transmitted  after application  of commercially reasonable  efforts, the Reinsurer  may notify the Company of any settlement  due by oral communication, in which case the Reinsurer shall provide hard copy of the settlement  Statement  as promptly as practicable.

(d)	Right to Audit.

(i)
Prior to the Service Commencement Date (as defined in the Administrative Services Agreement) the Reinsurer shall have the right to audit the amounts contained in any Statements delivered under Section 6.03(c).  For such purposes, the Reinsurer and its employees and professional advisors shall have a right to review and copy the relevant books and records of the Company relating to the Policies and to discuss such matters with employees of the Company during normal business hours.  The Company agrees to render reasonable assistance to the Reinsurer conducting any such audit and to instruct its independent public accountants and actuaries to provide information to the Reinsurer relating thereto

(ii)
On and after the Service Commencement Date, the Company shall have the right to audit the amounts contained in any Statements delivered under Section 6.03(c).   For such purposes, the Company and its employees and professional advisors shall have a right to review and copy the relevant books and records of the Reinsurer relating to the Policies and to discuss such matters with employees of the Reinsurer during normal business hours.  The Reinsurer agrees to render reasonable assistance to the Company in conducting any such audit and to instruct its independent public accountants and actuaries to provide information to the Company relating thereto.

6.04           Monthly Report.  By the end of the sixth Business Day next succeeding the end of each calendar month, the Reinsurer shall provide the Company with a statement for the next preceding calendar month setting forth the following information:

(a)           the commissions paid (net of refunds) on behalf of the Company for all Policies;

(b)	the amount of any state, municipal or other premium or gross receipts Taxes paid on behalf of the Company with respect to Policy premiums collected;

(c)	the amount of brokerage and any similar charges paid on behalf of the Company in connection with the purchases, sale, redemption or maintenance of Separate Account assets;

(d)	the premiums (net of refunds) paid on behalf of the Company under the Ceded Reinsurance Agreements;

(e)
any amounts paid on behalf of the Company pursuant to the existing participation agreements or any other agreement or arrangement between the Company and the mutual fund organization in which assets of the Separate Accounts are invested (net of any amounts paid to the Company pursuant to such agreements and arrangements); and

(f)	any other amounts paid on behalf of the Company with respect to the Policies pursuant to this Agreement.

ARTICLE VII
ADMINISTRATION; RECORDS; NOTICES

7.01           Administration.

(a)
Administration and servicing of all of the Policies shall be conducted pursuant to the terms and subject to the conditions set forth in the Administrative Services Agreement.  Reports, files, and other records and information relating to the Policies shall be transferred and maintained pursuant to the terms and subject to the conditions set forth in the Administrative Services Agreement.

(b)
Notwithstanding any provision in this Agreement to the contrary, any obligation of the Reinsurer to prepare and submit a report to the Company or to provide a service to the Company under this Agreement, including but not limited to, reports under Section 5.03 and Article VI, shall commence on the Service Commencement Date (as defined in the Administrative Services Agreement).

(c)
Prior to the Service Commencement Date, every obligation described in Section 7.01(a) shall be an obligation of the Company to prepare and submit to the Reinsurer or provide a service to the Reinsurer.

7.02           Transfer of Books and Records.  The Company shall forward to the Reinsurer the Books and Records pursuant to and in accordance with the Books and Records Custody Plan and the Administrative Services Agreement.

7.03           Maintenance of Books and Records. On and after the Service Commencement Date, the Reinsurer agrees to maintain a true and complete set of books and records relating to all transactions under this Agreement, including without limitation all such records as may be required by Applicable Law.  The Reinsurer shall maintain such books and records at the Reinsurer's expense and in accordance with prudent standards of insurance recordkeeping and all Applicable Laws. Such books and records shall be available (at their place of keeping) for inspection, examination, and audit by the Company and state and federal regulatory authorities (in each case together with their respective representatives) at all reasonable times.  On and after the Service Commencement Date, the Reinsurer shall furnish to the Company (i) at the Reinsurer's expense, copies of any books or records relating to the transactions under this Agreement as may be reasonably required by the Company in connection with the preparation of the Company's financial statements, state and federal income and other Tax returns, and any other filings or reports required to be filed with, or requested by, state or federal regulatory authorities or any rating agencies and (ii) at the Company's expense, copies of any such books and records for any other reason, provided, however, that the Reinsurer's obligations with respect to any such books and records that are kept in machine readable format (including but not limited to data bases) in the Reinsurer's custody shall be limited to providing a machine readable file, current as of the date provided in accordance with the Reinsurer's customary practices, prepared for reading and manipulation using the application, operating system, machine language, data field format, and field content of the file in which such data resides as of the date requested (a file conversion process commonly referred to as a "flat file").  Without limiting the generality of the foregoing, the Reinsurer shall provide the Company (at the Reinsurer's expense) all information concerning the Policies required to be included in the Company's state premium Tax returns (in a format suitable for direct insertion therein).

7.04           Notices.  The Company agrees that, after the Effective Time, it shall forward promptly to the Reinsurer all notices and other written communications received by it relating to the Policies (including without limitation all inquiries or complaints from state insurance regulators, agents, brokers and insureds and all notices of claims, suits and actions for which it receives service of process).  The Company shall be entitled to retain copies of all such materials.

ARTICLE VIII
CEDING  COMMISSION; TRANSFER OF ASSETS; POST-EFFECTIVE TIME ACCOUNTING

8.01           Ceding Commission. In accordance with this Agreement and the Transfer Agreement, concurrently with the execution of this Agreement, the Reinsurer is paying to the Company a ceding commission in the amount of $31,000,000.

8.02           Transfer. As to Policies in force on the Effective Time, the Company has transferred to the Reinsurer amounts in accordance with the provisions of Section 2.02(b) of the Transfer Agreement with respect to the General Account Reserves over the dollar amount of Policy Loans (to the extent such loans constitute admitted assets under SAP), each as of March 31, 2002.  Such amounts shall be adjusted in accordance with Section 2.04 of the Transfer Agreement.

8.03           Policy Loans. The Company hereby also sells, assigns and transfers to the Reinsurer all Policy Loans and due and deferred Policy premiums outstanding on the Closing Date.  The Company and the Reinsurer acknowledge and agree that Company has and will retain sole and absolute title to and possession of the Separate Account Statutory Reserves, and that the Reinsurer has no right, title, or interest (whether legal, equitable, secured, or otherwise) in or to any of the Separate Account Statutory Reserves.

        8.04           Post-Effective Time Accounting. Cash flows arising out of the Policies between the Effective Time and the date hereof shall be calculated in an accounting delivered by the Company not later than the 30th day following the date of this Agreement "Post-Effective Time Accounting''). The Post-Effective Time Accounting shall consist of a Daily Statement with respect to each Business  Day, and a Monthly Statement  with respect to the end of each calendar month (if any), from the Effective Date to the day immediately preceding  the Closing Date.  The Post-Effective Time Accounting shall be accompanied by a certification of the chief financial officer of the Company that all items reflected in the Post-Effective Time Accounting were calculated in good faith by the Company for the period from Effective Time to the date hereof, based upon the relevant Books and Records of the Company and calculated consistent with past practices.   The Company agrees to supply the Reinsurer with a copy of all computer runs, work papers and supporting data used in preparing the Post Effective Time Accounting. The Reinsurer shall have the right to review such Post-Effective Time Accounting and comment thereon for a period of 10 Business Days after receipt thereof.  The Company agrees that the Reinsurer and its accountants may have access to the accounting and actuarial records of the Company relating to its preparation of the Post-Effective Time Accounting for the purpose of conducting its review.  Any changes in the Post-Effective Time Accounting that are agreed to by the Reinsurer and the Company  within 10 Business Days of the aforementioned delivery of such Post-Effective Time Accounting by the Company shall be incorporated  into a final Post Effective Time Accounting  (the "Final Post-Effective Time Accounting"). In the event that the Reinsurer and the Company are unable to agree on the manner in which any item or items should be treated in the preparation of the Final Post-Effective Time Accounting  within such 10 Business Day period, separate written reports of such item or items shall be made in concise  form and shall be referred  to the Third Party Accountant  The Third Party Accountant  shall determine within 20 Business  Days the manner in which such item or items shall be treated on the Final Post-Effective Time Accounting; provided, however, that the dollar amount of each item in dispute shall be determined  between the range of dollar amounts proposed  by the Company  and the Reinsurer, respectively.  The determinations by the Third Party Accountant as to the items in dispute shall be in writing and shall be binding and conclusive on the Company and the Reinsurer and shall be so reflected in the Final Post-Effective Time Accounting.   The fees, costs and expenses of retaining the Third Party Accountant  shall be allocated by the Third Party Accountant between  the Company and the Reinsurer in accordance with the Third Party Accountant's judgment  as to the relative merits of the Company's and the Reinsurer's proposals in respect of the disputed  items.  Such determination shall be binding and conclusive on the Company and the Reinsurer. Following the resolution of all disputed items, the Company shall prepare the Final Post-Effective Time Accounting and shall deliver copies of such statement and calculation to the Reinsurer. If the Final Post-Effective Time Accounting reflects a balance due the Reinsurer, such balance shall be paid by the Company to the Reinsurer in cash simultaneously with the delivery of the Final Post-Effective Time Accounting. If the Final Post-Effective Time Accounting reflects a balance due the Company, such balance shall be paid by the Reinsurer to the Company in cash not later than three (3) Business Days following its receipt of the Final Post-Effective Time Accounting.   Payment under the preceding two sentences shall be made with simple interest thereon from, and including, the Effective Date to, but not including, the date of payment computed at an Annual Rate equal to the 180-Day Treasury Rate in effect on the Closing Date.

ARTICLE IX
RECAPTURE; TRUST

9.01           Right of Recapture or Trust. At any time after the occurrence (or nonoccurrence, as the case may be) of any of the following, the Company shall have the right, upon delivery of written notice to the Reinsurer, to (i) recapture any and all of the Policies in a manner provided for in Section 9.02, or (ii) require that the Reinsurer establish a trust in a manner provided for in Section 9.03:

(a)
if the Reinsurer materially  breaches any material provision  of this Agreement or the Administrative  Services Agreement, which breach is not cured within 60 days after receipt by the Reinsurer  of notice thereof from the Company;

(b)
if the Reinsurer files an RBC Report that indicates that its Total Adjusted Capital is less than 2.5 times its Authorized  Control Level RBC, as each such term is defined in the Connecticut  Insurance Code in effect on the Effective Time; or

(c)
if the Reinsurer or its direct parent company is placed in receivership, conservatorship, rehabilitation, or liquidation by any insurance regulatory authority or becomes (whether  voluntarily or involuntarily) the subject of a proceeding under any local, state, or federal bankruptcy or insolvency Law.

9.02           Effect of Recapture. Upon the receipt of the Company's notice to recapture pursuant to Section 9.01 hereof, and without  further action by the Reinsurer, the Reinsurer will be deemed to have (i) ceded, transferred,  and assigned to the Company  all Policy Liabilities  as of the date of recapture; (ii) transferred  and assigned to the Company  Qualifying Assets (including all Policy Loans) having an aggregate market value (or book value the case of Policy Loans) as of the date of recapture equal to the General Account Reserve established by the Company as of such date with respect to the Policies (without  giving effect to the reinsurance under this Agreement), together with all interest, dividend,  or other investment  income accrued on such assets from the date of recapture until the date of the Company's receipt of such assets; and (iii) sold, transferred,  and assigned to the Company any and all of the Reinsurer's right, title, and interest in and to all gross premiums, premium  adjustments, amounts  recoverable from reinsurers under the Ceded Reinsurance  Agreements, and other similar payments  and receivables  that are or may be due or payable under the Policies. The Reinsurer shall cooperate with the Company in effecting any recapture of Policies pursuant to Section 9.01 hereof, including without limitation by promptly transferring amounts to the Company described in clause (ii) above and by executing and delivering such other documents, instruments and certificates effectuating the recapture described in this Article and reasonably requested by the Company.

9.03           Trust.   Upon the receipt of the Company's notice to require the establishment of a trust pursuant to Section 9.01 hereof, and without  further action by the Reinsurer, the Reinsurer will be deemed to have transferred  to a trust, in a form mutually agreed to by the Company  and Reinsurer (the "Trust"), assets of the Reinsurer  having an aggregate book value as of the effective date of such notice equal to the General  Account  Reserves established by the Company as of such date with respect to the Policies (without  giving effect to the reinsurance under this Agreement) less any reserves ceded less the amount of outstanding Policy Loans as of such date, together with all interest, dividend, or other investment income accrued on such assets from the date of the Reinsurer's receipt of such recapture notice until the date of the Trust's receipt of such assets provided however, that (w) assets transferred to the Trust shall be Qualifying Assets, (x) assets in the Trust will be valued on Reinsurer's statutory book value (not market value) basis, (y) Reinsurer may, with prior notice to but without prior consent of the Company, withdraw assets from the Trust to the extent that the statutory  book value of the assets in the Trust exceeds  l00% of the General Account Reserves net of the amount of outstanding Policy Loans), and (z) no other amounts may be withdrawn  from the Trust except by Agreement  of the Company and Reinsurer or pursuant to applicable court or arbitration order or pursuant to this Agreement.  The Reinsurer  shall cooperate  with the Company  in effecting the creation and funding of the Trust pursuant to Section 9.01 hereof, including  without limitation by promptly transferring  amounts  to the Trust described  in the preceding sentence and by executing and delivering such other documents, instruments  and certificates effectuating  the establishment, funding, and maintenance of the Trust described  in this Article and reasonably  requested  by the Company.

9.04           Liquidated Damages. Upon the recapture of all Policies pursuant to Section 9.01 hereof, the Reinsurer shall pay to the Company liquidated damages in an amount equal to $250,000.

ARTICLE X
RIGHT OF INSPECTION

10.01   Right of Inspection. Each party hereto and its respective authorized representatives shall have the right, at all reasonable  times during normal business hours, to inspect and review all books, records, accounts, reports, Tax returns, files and information of the other party hereto relating to the Policies and Policy Liabilities under such Policies.

ARTICLE XI
INDEMNIFICATION

11.01           Indemnification. The Reinsurer agrees to indemnify, defend and hold the Company and its directors, officers, employees,  Affiliates and assigns from and against all claims, losses, liabilities, damages, deficiencies, costs or expenses,  penalties and reasonable outside attorneys' fees and disbursements (collectively, "Losses," and individually a "Loss"), asserted against, imposed  upon or incurred by them, directly or indirectly,  by reason of or arising out of or in connection with (i) Policy Liabilities  or (ii) any act or omission  by the Company in following a recommendation by the Reinsurer  as contemplated by Section 2.04.  The Company agrees to indemnify,  defend, and hold the Reinsurer  and its directors, officers, employees, Affiliates and assigns from and against all Losses asserted  against, imposed  upon or incurred  by them, directly or indirectly,  by reason of or arising out of or in connection  with Extra Contractual Obligations  based on acts, errors or omissions  by the Company or any of its officers,  employees, agents or representatives (other than the Reinsurer  and administrators, contractors, or other representatives or agents selected by the Reinsurer). Within twenty days after receipt by an indemnified party of notice of any demand, claim, suit or proceeding indemnified under this Article, or such shorter period as may be necessary to enable the indemnifying party to respond timely thereto, the indemnified party shall give notice to the indemnifying  party of such demand, claim, suit or proceeding  and the indemnifying  party shall at its expense assume  the defense of any such demand, claim, suit or proceeding; provided, however, that the failure by the indemnified party to give timely notice as provided herein shall not relieve the indemnifying party of its indemnification obligations under this Agreement  except to the extent that such failure results in a failure of actual notice to the indemnifying party and the indemnifying party is damaged as a result of the failure to receive such notice.  In the event that the indemnifying party has not assumed the defense of any matter within a reasonable period of time after timely notice as above provided, the indemnified party, at the cost and expense of the indemnifying party, shall have a full right to defend against any such claim, suit or proceeding and shall be entitled to settle or agree to pay in such claim or demand, in its sole discretion.

ARTICLE XII
INSOLVENCY

12.01   Insolvency. The Reinsurer hereby  agrees that, as to all reinsurance made, ceded, renewed or otherwise becoming effective hereunder, the portion of any risk or obligation assumed by the Reinsurer,  when such portion is ascertained,  shall be payable immediately on demand of the Company,  with reasonable provision for verification before payment, and the reinsurance shall be payable by the Reinsurer on the basis of the liability of the Company  under the Policy or Policies  reinsured, without diminution because of the insolvency of the Company, directly to the Company or to its liquidator, receiver, or other statutory successor. It is agreed that in the event of the insolvency of the Company, the liquidator, receiver or other statutory successor of the Company shall give prompt written notice to the Reinsurer of the pendency or submission of a claim under the Policy or Policies reinsured.  During the pendency of such claim, the Reinsurer  may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense available to the Company or its receiver.  The expense thus incurred by the Reinsurer is chargeable against the Company, subject to any court approval, as a part of the expense of liquidation to the extent of a proportionate share of the benefit which accrues to the Company solely as a result of the defense undertaken by the Reinsurer.

ARTICLE XIII
NO THIRD PARTY RIGHTS

13.01   No Third Party Rights. The Reinsurer's coinsurance of the Policy Liabilities pursuant to this Agreement with respect to any of the Policies is intended for the sole benefit of the parties to this Agreement and shall not create any right on the part of any policyholder, insured, claimant or beneficiary under such Policies against the Reinsurer or any legal relationship between such policyholders, insureds, claimants or beneficiaries and the Reinsurer.

ARTICLE XIV
DUTY OF COOPERATIQN

14.01   Duty of Cooperation. Each party hereto shall cooperate fully with the other party hereto in all reasonable respects in order to accomplish the objectives of this Agreement.

ARTICLE XV
ARBITRATION

15.01   Arbitration.

(a)           In the event any dispute arises between the parties hereto with reference to any aspect of this Agreement, such dispute shall be submitted  for resolution by arbitration;  provided, for the avoidance of doubt, that any dispute governed by Section 2.03(c) of the Transfer Agreement or Section 8.04 of this Agreement shall not be subject to this Section  15.01.  Within 30 days either party notifies the other party in writing that it wishes to submit  an issue to arbitration,  each party shall select one arbitrator (for a total of two), and such selected arbitrators shall select a third arbitrator within 60 days after such notification in writing.  The third arbitrator so selected shall thereafter be the sole arbitrator to determine the dispute.  If either party fails to select an arbitrator within such time period, the arbitrator that was timely selected by the other party shall serve as the sole arbitrator.  All arbitrators shall have had experience serving as an arbitrator for reinsurance disputes or shall have served as an officer of a life, accident or health insurance or reinsurance company.  No arbitrator shall be or have been affiliated with or employed by any party hereto or their respective affiliates.  The arbitration shall occur in a mutually acceptable location and be governed pursuant to the rules of commercial arbitration of the American Arbitration Association and the Laws of the State of Pennsylvania. The arbitrator shall make his or her determination within 30 days after his or her appointment.  Judgment may be entered upon the final decision of the arbitrator in any court having jurisdiction, and notwithstanding any provision in this Agreement to the contrary, such arbitration determination shall be final and conclusive for all legal purposes and may not be appealed to any court or other forum.  The fees, costs and expenses ofthe arbitrators shall be allocated by the sole arbitrator in accordance with the arbitrator's judgment as to the relative merits of the parties' proposals in respect of the disputed issue or issues.

(b)           The parties hereto intend this Section 15.01 to be enforceable in accordance with the Federal Arbitration Act (Title 9 U.S.C., Section  1), including any amendments to the Act which are subsequently adopted.  In the event that either party to this Agreement refuses to submit to arbitration as required by Section l5.01(a), the other party may request any court of competent jurisdiction  to compel arbitration in accordance with the Federal  Arbitration  Act.

ARTICLE XVI
 [Reserved]

ARTICLE XVII
GENERAL PROVISIONS

17.01   DAC Tax Reimbursement

(a)           For purposes of this Agreement, the term "DAC Adjustment" is calculated as follows:  First, for each taxable year with respect to each category of Policies, "the gross amount incurred by the reinsurer with respect to [this Agreement]" (as such phrase is defined in Treasury Regulations Section 1.848-2(f)(2)(i)(A) issued pursuant to Section 848 of the Code) for such category (but not including any DAC Adjustment incurred in such year) is multiplied by the applicable percentage set forth in Section 848(c)(1) of the Code for such category. The amount, if any, from the preceding sentence for a category of Policies is then reduced (below zero, if necessary) by the amortization allowed the Company under Section 848(a)(2) of the Code with respect to any such amount (without regard to any payment of any DAC Adjustment).  The result for a category, whether positive or negative, is then multiplied by the quotient of:  tr/(1-(tr x (l+Y))), where tr = the  maximum applicable marginal corporate federal income tax percentage (as set forth in Section 11 of the Code) for the taxable year, and Y= the applicable percentage set forth in Section 848(c)(1) of the Code for such category of Policies.   The aggregate amount of such calculations for all categories of Policies for a taxable year (whether positive or negative) is the DAC Adjustment for the year.

(b)           Within sixty (60) days of the end of the Company's taxable year, the Reinsurer shall calculate the DAC Adjustment for the year and submit such calculations to the Company for review.  If, within thirty (30) days of the Company's receipt of such calculations, the Company shall not have objected in writing to such calculations, the calculations shall become final.  If, within fifteen (15) days of any objection in writing to such calculations, the Company and the Reinsurer shall not have agreed in writing to such calculations (in which case the calculations shall become final)), any disputed aspects of the calculations shall be resolved by the Third Party Accountant within thirty (30) days of the submission of the dispute to the Third Party Accountant by the Company or the Reinsurer.  In resolving such dispute the Third Party Accountant shall only consider those items or amounts as to which the parties have disagreed. The decision of the Third Party Accountant shall be final (and the resulting calculations shall be final), and the costs, expenses, and fees of the Third Party Accountant shall be borne equally by the Company and the Reinsurer.

(c)           If the amount of the DAC Adjustment for any taxable year of the Company is positive, the Reinsurer shall pay such amounts to the Company within fifteen (15) days of the date on which the calculations of the DAC Adjustment become final.  If the amount of the DAC adjustment for any taxable year of the Company is negative, the Company shall pay such amount to the Reinsurer within fifteen (15) days of the date on which the calculations of the DAC Adjustment become final.

(d)           Notwithstanding any other provision of this Section 17.01, the term "gross amount incurred by the reinsurer with respect to [this Agreement]" shall not include all or any part of the Purchase Price (as defined in the Transfer Agreement).

(e)           In the event that Section 848 of the Code or the Treasury  Regulations issued thereunder  are amended  after the date hereof and any change is made to the amortization period under Section 848(a)(2) of the Code, the capitalization  percentages in Section 848(c)(l) of the Code, the definition of the term "gross  amount incurred by the reinsurer with respect to the reinsurance  agreement" in Section  1.848-2(f)(2)(i)(A) of the Treasury Regulations, or any other material  element of the calculation of the DAC Adjustment,  the Company  and the Reinsurer shall cooperate  in good faith to modify the definition  of the term "DAC  Adjustment" to reflect such change, consistent with the principles and assumptions originally used in defining that term in this Agreement.

17.02   DAC Tax Election.  With respect to this Agreement, the Company and the Reinsurer hereby make the election provided for in Section 1.848-2(g)(8) of the Treasury Regulations  issued under Section 848 of the Code, and as set forth in Exhibit D.  Each of the parties hereto agrees to take such further actions as may be reasonably necessary to ensure the effectiveness of such election.

17.03   Notices.  Any notice or other communication required or permitted  hereunder shall be in writing  and shall be delivered personally,  sent by facsimile transmission (and immediately after transmission confirmed  by telephone)  or sent by certified, registered  or express mail, postage prepaid.   Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission (and immediately after transmission confirmed by telephone) or, if mailed, on the date shown on the receipt therefor, as follows:

If to the Reinsurer:               PHL Variable Insurance Company
One American Row
Hartford, CT  06115
Attn:           Robert Lautensack
Fax No.:  (860) 403-7152

With a copy to:                     PHL Variable Insurance Company
One American Row
Hartford, CT  06115
Attn:           General Counsel
Fax No.:  (860) 403-7203

If to the Company:               Valley Forge Life Insurance Company
CNA Plaza
333 South Wabash
Chicago, IL  60685
Attn:  General Counsel
Fax No.: (312) 817-0511

and a copy to:

Sutherland Asbill & Brennan LLP
1275 Pennsylvania Avenue, NW
Washington, DC  20004
             Attention: David A. Massey
Facsimile No.: (202) 637-3593

Any  party  may,  by  notice  given  in  accordance  with  this  Section  17.03  to  the  other  parties, designate  another address or Person for receipt of notices hereunder.

17.04   Entire Agreement.  This Agreement (including the Exhibits hereto and the agreements referred to herein) contains the entire agreement between the parties with respect to the transactions contemplated hereby, and supersedes all prior agreements, written or oral, with respect thereto.

17.05   Expenses. Except as may be otherwise expressly provided in this Agreement, each of the parties hereto shall pay its own costs and expenses incident to preparing for, entering into and carrying out this Agreement  and the consummation of the transactions  contemplated hereby.

17.06   Counterparts. This Agreement may be executed  by the parties hereto in separate counterparts, each of which when so executed and delivered  shall be an original, all such counterparts  shall together constitute one and the same instrument  Each counterpart  may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. Each counterpart may be delivered by facsimile transmission, which transmission shall be deemed delivery of an originally executed document.

17.07   No Third Party Beneficiary. Except as otherwise provided herein, the terms and provisions of this Agreement are intended solely for the benefit of the parties hereto, and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person, and no such rights shall be conferred upon any person or entity not a party to this Agreement.

17.08   Waivers and Amendments; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by all of the parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power, remedy or privilege, nor any single or partial exercise of any such right, power, remedy or privilege, preclude any further exercise thereof or the exercise of any other such right, remedy, power or privilege.  Except as provided  in Section  10.04, the rights and remedies herein provided  are cumulative and are not exclusive of any rights or remedies  that any party may otherwise have at law or in equity.

17.09   Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns and legal representatives, whether by merger, consolidation or otherwise. This Agreement may not be assigned by any party without the prior written consent of the other party hereto.

17.10   Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable  the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement  in any other jurisdiction,  so long as the economic or legal substance of the transactions  contemplated hereby is not affected in any manner materially adverse to any party.  If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

17.11    Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT GIVING EFFECT TO PRINCIPLES  OF CONFLICTS OF LAWS THEREOF.

17.12   Headings, etc.  The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

17.13   Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the United States District Court for the Eastern District of Pennsylvania or, if such court does not have jurisdiction, the Commonwealth of Pennsylvania courts situated in the County of Berks, for purposes of enforcing this Agreement. In any such action, suit or other proceeding, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise, any claims that it is not subject to the jurisdiction of the above court, that such action or suit is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper.  Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States.  A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 17.03 shall be deemed effective service of process on such party.

17.14   Offset.  Any debits or credits incurred after the Effective Time in favor of or against either the Company or the Reinsurer with respect to this Agreement are deemed mutual debits or credits, as the case may be, and shall be set off, and only the balance shall be allowed or paid.

17.15   Compliance with Laws.  The parties hereto shall at all times comply with all Applicable Laws in performing their obligations under this Agreement.

17.16   Errors and Oversights.  Each party to this Agreement will act reasonably in all matters within the terms of this Agreement. Clerical errors and oversights occasioned in good faith in carrying out this Agreement will not prejudice either party, and will be rectified promptly on an equitable basis.

[remainder of page intentionally left blank]

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Agreed and accepted:

VALLEY FORGE LIFE INSURANCE COMPANY

By:           ______________________________________
Name:      ______________________________________
Title:        ______________________________________

PHL VARIABLE INSURANCE COMPANY

By:           ______________________________________
Name:
Title:

C:\NrPortbl\WO\JRAWERT\110682_10.DOC

IN WITNESS WHEREOF, the Company and the Reinsurer have each executed this Agreement as of the date first written above.

VALLEY FORGE LIFE INSURANCE COMPANY

By:  __________________________________________
Name:
Title:

PHL VARIABLE INSURANCE COMPANY

By:  __________________________________________
Name:           Simon Y. Tan
Title:           President

C:\NrPortbl\WO\JRAWERT\110682_10.DOC

 Exhibit A

                                            DEFINITIONS

For the purposes of this Agreement, the following terms shall have the following definitions:

"Applicable Law" means any federal, state, local or foreign law (including  common law), statute, ordinance, rule, regulation, order, writ, injunction, judgment, permit,  governmental agreement,  member advisory bulletins or decree of a Governmental  Entity applicable to a Person or any such Person's subsidiaries, properties, assets, or to such Person's officers, directors, managing directors, employees or agents in their capacity as such.

"Business Day" shall mean each day on which a valuation of the Separate Accounts is required by Applicable Law or the terms of the Policies, which as of the Effective Time was each day that the New York Stock Exchange is open for trading.

"Extra Contractual  Obligations" shall mean all liabilities  and obligations  for consequential, extra-contractual, exemplary,  punitive, special or similar damages and liabilities for fines, penalties and forfeitures (other than those arising under the express terms and conditions of the Policies), which arise from any real or alleged act, error or omission, whether or not intentional, negligent, in bad faith or otherwise, including,  without limitation, any act, error or omission relating to (i) the marketing, sale underwriting,  production,  issuance, cancellation or administration  of the Policies, (ii) the investigation, defense, trial, settlement or handling of claims, benefits, or payments under the Policies, or (iii) the failure to pay or the delay in payment, or errors in calculating or administering the payment of benefits, claims or any other amounts due or alleged to be due under or in connection  with the Policies.

"GAAP" shall mean generally accepted accounting principles consistently applied throughout the specified period and in the comparable period in the immediately preceding year.

"Person" means any individual, corporation, limited liability company, partnership, limited partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental, judicial or regulatory body or other entity.

"Policies" shall mean the group and individual variable life and variable annuity contracts and group certificates issued on the forms identified in Exhibit B hereto, to the extent that such contracts are in effect as of the Effective Date, and all certificates and participation agreements in effect as of the Effective Date issued in accordance with the terms of such contracts (including all supplements, endorsements, riders and ancillary agreements in connection therewith). Also included in the definition of "Policies" are any such contracts and certificates that have lapsed and that otherwise would be eligible for inclusion herein, subject to reinstatement pursuant to reinstatement procedures contained in such contracts and certificates.

"Policy Account" shall mean the portion of the Separate Account liabilities as shall from time to time relate to the Policies as determined pursuant to Section 5.02(a).

"Policy Liabilities" shall mean all liabilities and obligations arising under or related to the Policies, excluding any Extra Contractual Obligations based on acts, errors or omissions by the Company or any of its officers, employees, agents or representatives, and any attorneys' fees incurred by the Company related to such Extra Contractual Obligations.   Without limiting the generality of the foregoing, the term "Policy Liabilities" shall include, without limitation, any and all of the Company's liability:

(1)
For liabilities  and obligations  in respect of the Policies, including Extra Contractual Obligations based on acts, errors or omissions  by the Reinsurer or any of its officers, employees,  agents or representatives, and any reasonable attorneys' fees incurred  by the Company related to such liabilities and obligations;  and

(2)
For premium  Taxes arising on account of premiums  received  by the Company in respect of the Policies due at or after the Effective  Time and remitted  to the Reinsurer or otherwise received  by the Reinsurer  at or after the Effective Time; and

(3)	For guaranty fund assessments and similar charges imposed based upon premiums paid with respect to the Policies, arising on account of premiums paid at or after the Effective Time; and

(4)	For returns or refunds of premiums (irrespective of when due) under the Policies payable at or after the Effective Time; and

(5)
For commission payments and other compensation, if any, payable at or after the Effective Time to or for the benefit of agents and brokers  arising on account of premiums received by the Company in respect of the Policies  and remitted to the Reinsurer or otherwise  received by the Reinsurer at or after the Effective Time; and

(6)	For all liabilities arising out of any changes to the terms or conditions of the Policies mandated by Applicable Law; and

(7)           For all unclaimed property liabilities arising under or relating to the Policies; and

(8)           Any payments the Company fails to collect under the Ceded Reinsurance Agreements; and

(9)	For Policy claims incurred but not reported prior to the Effective Time and Policy claims in course of settlement as of the Effective Time.

Policy Liabilities shall not include any obligation to issue any insurance policy upon the affirmative exercise of a conversion right by the owner of an Policy (provided that the account value of the Policy shall be paid over to the Company or its designee upon issuance by the Company or its designee of the applicable conversion insurance policy issued to the owner of a Policy).

"Qualifying Assets" shall mean assets which qualify as admissible assets of the Reinsurer under statutory accounting principles and the Laws of the State of Pennsylvania.

"'Registered Separate Accounts" shall mean the separate accounts of the Company identified as such on Exhibit C hereto.

"Reinsurance Period" shall mean the period of time from the Effective Time of this Agreement through the termination of this Agreement.

"SAP" means statutory accounting practices prescribed or permitted by the insurance regulatory authorities of Pennsylvania.

"Separate Accounts" shall mean the Registered Separate Accounts and the Unregistered Separate Account.

"Separate Account Liabilities" shall mean liabilities and obligations in respect of the Policies that are allocated to the Separate Accounts.

"Statutory Reserves" shall mean all reserves computed in accordance with statutory reserving requirements.

"Unregistered Separate Account" shall mean the separate account of the Company identified as such on Exhibit C hereto.

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Exhibit C

SEPARATE ACCOUNTS

Valley Forge Life Insurance Company Variable Annuity Separate Account
Valley Forge Life Insurance Company Variable Life Separate Account
Valley Forge Life "unregistered" Separate Account

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Exhibit D

TAX ELECTION

The Company and the Reinsurer hereby make an election pursuant to Treasury Regulations Section 1.848-2(g)(8), issued pursuant to Section 848 of the Code.  This election shall be effective for the Tax year during which the Effective Time falls and all subsequent taxable years for which this Agreement remains in effect.  Unless otherwise indicated, the terms used in this Exhibit are defined by reference to Treasury Regulations  Section 1.848-2 as in effect on the date hereof.  As used below, the term "party'' or "parties" shall refer to the Company or the Reinsurer, or both, as appropriate.

1.
The party with the net positive consideration with respect to the transactions contemplated under this Agreement for any taxable year covered by this election will capitalize specified policy acquisition expenses with respect to such transactions without regard to the general deductions limitation of Section 848(c)(l) of the Code.

2.
The parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or as is otherwise required by the Internal Revenue Service.  The exchange of information each year will include the procedures set forth below:

(a)
By June I of each year, the Reinsurer will submit a schedule to the Company of its calculation of the net consideration for the preceding calendar year.  This schedule of calculations will be accompanied by a statement signed by an authorized representative of the Reinsurer stating the amount of the net consideration the Reinsurer will report in its Tax return for the preceding calendar year.

(b)
Within 30 days of the Company's receipt of the Reinsurer's calculation, the Company may contest such calculation by providing an alternative calculation to the Reinsurer in writing.  If the Company does not notify the Reinsurer that it contests such calculation within said 30-day period, the calculation will be presumed correct and the Company shall also report the net consideration as determined by the Reinsurer in the Company's Tax return for the preceding calendar year.

(c)
If the Company  provides an alternative  calculation of the net consideration pursuant to clause (b), the parties will act in good faith to reach an agreement  as to the correct amount of net consideration within 30 days of the date the Reinsurer receives the alternative calculation from the Company.   When the Company and the Reinsurer reach agreement on an amount of net consideration, each party shall report the applicable amount in their respective Tax returns for the preceding calendar year.

(d)
If,  during  such  period,  the  Reinsurer   and  the  Company  are  unable   to  reach agreement,  they  shall   promptly   thereafter   cause   independent   accountants of nationally recognized standing selected by the Reinsurer and reasonably satisfactory to the Company (who shall not have any pre-existing material relationship with the Reinsurer or the Company), promptly to review (which review shall commence no later than five (5) days after the selection of such independent accountants) this Agreement and the calculations of the Reinsurer and the Company for the purpose of calculating the net consideration under this Agreement.  In making such calculation, such independent accountants shall consider only those items or amounts in the parties' calculation as to which the parties have disagreed.

(e)
Such independent accountants shall deliver to the Reinsurer and the Company, as promptly  as practicable  (but no  later than  thirty (30)  days  after the commencement of their review), a report setting forth the accountants' calculation of the correct amount of net consideration, which calculation shall result in an amount of net consideration between the amount thereof shown in the Company's calculation delivered pursuant to Section 2(b) and the amount thereof shown in the Reinsurer's  calculation delivered pursuant to Section 2(a).  Such report shall be final and binding upon the Reinsurer and the Company.   The fees, costs and expenses of such independent accountants shall be borne (i) by the Company if the difference between the net consideration as calculated by the independent accountants and the Company's  calculation delivered pursuant to Section 2(b) is greater than the difference between the net consideration as calculated by the independent accountants and the Reinsurer's calculation delivered pursuant to Section  2(a), (ii)  by the Reinsurer  if the first such difference is less than  the second such difference, and (iii) otherwise equally by the Reinsurer and the Company.

(3)	Each party should attach a schedule to its federal income tax return for the year in which the Effective Date falls, which schedule identifies this Agreement and references this Tax Election.

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Agreed and accepted:

VALLEY FORGE LIFE INSURANCE COMPANY

By:  __________________________________________
Name:         _______________________________________
Title:           _______________________________________

PHL VARIABLE INSURANCE COMPANY

By:  __________________________________________
Name:
Title:

C:\NrPortbl\WO\JRAWERT\110682_10.DOC

VALLEY FORGE LIFE INSURANCE COMPANY

July 23, 2002

PHL Variable Insurance Company
One American Row
Hartford, CT  06115

Re:           Amendment No. 1 to Coinsurance Agreement

Ladies and Gentlemen:

This letter is being delivered to you in connection with the execution of that certain Coinsurance Agreement dated as of July 23, 2002 (the "Coinsurance Agreement"), by and between Valley Forge Life Insurance Company ("VFL") and PHL Variable Insurance Company ("PHL"), in order to amend the Coinsurance Agreement.  Except as otherwise noted, capitalized terms used herein shall have the meanings ascribed to them in the Coinsurance Agreement.

1.           Background. VFL has previously ceded 75% of the life benefits risk under the variable life Policies to certain third party reinsurers, pursuant to the reinsurance contracts listed in Schedule 1 hereto and separately identified as the "VUL 1997 Pool" and the “Dimension Series Pool" (collectively, the "Ceded Reinsurance Contracts").  As of the date hereof, VFL has received the consent of some, but not all, of such third party reinsurers to the cession by VFL to PHL, under the Coinsurance Agreement, of VFL's 25% net retention of risk under the Ceded Reinsurance Contracts.

2.           Retention.  As contemplated by Section 5.15 of the Transfer Agreement, VFL shall hereby retain its 25% net retention of risk under the Ceded Reinsurance Contracts, by retaining liability equal to one-third (i.e. 25/75) of the aggregate risks, expenses and other benefits reinsured by the reinsurers under the Ceded Reinsurance Contracts, in exchange for the right to receive an amount equal to one-third of the aggregate reinsurance premiums, amounts and other rights allowed the reinsurers under the Ceded Reinsurance Contracts, in each case payable in the manner set forth in paragraph 3.  For greater clarity, VFL's retention shall be in addition to, rather than a portion of, the risks, expenses, other benefits, reinsurance premiums, amounts and other rights of the reinsurers under the Ceded Reinsurance Contracts, such that payment to or by VFL hereunder shall not reduce, or otherwise affect, amounts payable to or by the reinsurers under the Ceded Reinsurance Contracts.

3.           Payments. Beginning with and after August 31, 2002, the party responsible for administering the Business shall calculate the net amount payable to or by the reinsurers under the Ceded Reinsurance Contracts as of the end of each calendar month for the month then ended (the "Monthly Net Payable Amount") and the net amount payable to or by VFL pursuant to paragraph 7 for such period (the "Monthly Paragraph 7 Amount"); provided, however, that the initial calculation shall reflect the entire period from the Effective Time to August 31, 2002. If a Monthly Net Payable Amount is payable to the reinsurers, PHL shall pay to VFL an amount equal to one-third of such Monthly Net Payable Amount.  If a Monthly Net Payable Amount is payable by the reinsurers,  VFL shall pay to PHL an amount equal to one-third of such Monthly Net Payable Amount.  In addition, VFL shall pay to PHL or PHL shall pay to VFL (as applicable) the Monthly Paragraph 7 Amount.  Payments under this paragraph 3 shall be due 45 calendar days following the end of the month to which such payment relates, and such payments may be netted against any other payments due under this paragraph 3 to result in a single net payment from one party to the other.  In the case of reinsurance  premiums or other amounts payable to the reinsurers  under the Ceded Reinsurance  Contracts with respect to annual or other policy periods that straddle the Effective Time, VFL's entitlement to payment will be based on the pro rata portion of the annual or other policy period that follows June 30, 2002.  VFL's liability for payment of risks, expenses and other benefits will be computed based upon losses that are incurred at or after the Effective Time.

4.           Termination.  Nothing herein shall modify the parties' obligation  to cooperate pursuant to the final sentence of Section 5.15 of the Transfer Agreement, and in the event the consent of all of the reinsurers  is obtained with respect to the VUL 1997 Pool or the Dimension Series Pool or both, the parties shall promptly refund all payments received under this letter agreement with respect to such pool or pools (retroactive  to the Effective Time or, if any consent is effective at a time later than the Effective Time, retroactive to such later effective time, with appropriate adjustments). Once all payments have been so refunded, this letter agreement shall terminate and be of no further force or effect with respect to the relevant pool or pools.  For greater clarity, if this letter agreement is terminated with respect to only one pool, the references throughout this letter agreement to "Ceded Reinsurance  Contracts" shall be deemed to refer only to the VUL 1997 Pool or the Dimension Series Pool, whichever continues to include one or more nonconsenting reinsurers.

5.           Interpretation. In the event of a conflict between the terms of this letter agreement and the terms of the Transfer Agreement or any Related Agreement, the terms of this letter agreement shall control.   Without limiting the generality of the immediately preceding sentence: (a) the references to "100% of the Policy Liabilities" and "100% coinsurance with respect to general account liabilities related to the Policies" in Section 2.01 of the Coinsurance Agreement are hereby modified to reflect such 100% of the Policy Liabilities and such 100% coinsurance net of the risks retained by VFL hereunder; (b) the reserves referenced in Section
5.01 of the Coinsurance Agreement shall take into account the risks retained by VFL hereunder; and (c) the Net Daily Adjustment, the Daily Statement, the Monthly Statement and the monthly report delivered pursuant to Section 6.04 of the Coinsurance Agreement shall appropriately reflect the payments made hereunder.

6.           Counterparts. This letter agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.  Each counterpart may be delivered by facsimile transmission, which transmission shall be deemed delivery of an originally executed document.

7.           Layers Not Reinsured.  In addition to the retention described in paragraph 2, VFL's 25% net retention of risk shall also include any portion of risks, expenses and other benefits (e.g. in the case of the  Ceded Reinsurance Contract identified as "VUL-102" in Schedule 1, the first $200,000) that is not subject to reinsurance under the Ceded Reinsurance Contracts.  In consideration of such retention, VFL shall be entitled to payment, in addition to that specified in paragraph 2, that is equal to VFL's 25% net retention of risk retained under this paragraph 7 (expressed in aggregate risk dollars for all Policies ceded under the Ceded Reinsurance Contract(s) at issue) multiplied  by the average reinsurance premium payable under the Ceded Reinsurance Contract(s) at issue per thousand dollars of net amount at risk for all Policies ceded under the Ceded Reinsurance Contract(s) at issue (e.g. in the case of the  Ceded Reinsurance Contract identified as "VUL-102'' in Schedule 1, the average reinsurance premiums payable in respect of VUL-102).

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Please indicate your acknowledgement of and agreement to the terms of this letter agreement by signing below.

Very truly yours,

VALLEY FORGE LIFE
INSURANCE COMPANY

By:  ___________________________________
Lawrence J. Boysen
Senior Vice President

Acknowledged and Agreed:

PHL VARIABLE INSURANCE COMPANY

By:           ____________________________________
Simon Tan
President

Please indicate your acknowledgement of and agreement to the terms of this letter agreement by signing below.

Very truly yours,

VALLEY FORGE LIFE
INSURANCE COMPANY

By:  ____________________________
Lawrence J. Boysen
Senior Vice President

Acknowledged and Agreed:

PHL VARIABLE INSURANCE COMPANY

By:  ___________________________________
Christopher M. Wilkos
Senior Vice President

SCHEDULE 1

Ceded Reinsurance Contracts

VUL 1997 Pool:

Capital Select Variable Universal Life (VUL-97)
Treaty Effective 12/1/96
With each of:
(a)
Phoenix Home Life Mutual Insurance Company (assumed by novation by American Phoenix Life and Reassurance Company effective 7/1/97 and further assumed by novation by ERC Life Reinsurance Corporation effective 1/1/00)

(b)           Employers Reassurance Corporation
(c)	Munich American Reassurance Company (11/1/96 effective date)
(d)	The Lincoln National Life Insurance Company
(e)           Allianz Life Insurance Company of North America

Dimension Series Pool:

Dimension l Variable Universal Life-2000 (VUL-101)*
Treaty Effective 6/1/2000

Dimension 2 Variable Universal Life (VUL-102)*
Treaty Effective 2/2/2001

Dimension 3 Variable Universal Life (VUL-103)*
Treaty Effective 2/2/2001

Dimension 4 Variable Universal Life (VUL-104)*
Treaty Effective 2/2/2001

Dimension 5 Variable Universal Life (VUL-105)*
Treaty Effective 2/2/2001

*In each case, with each of:               (a)           Employers Reassurance Corporation
(b)           Swiss Re Life and Health America Inc.
(c)           Gerling Global Life Reinsurance Company
(d)           RGA Reinsurance Company

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